EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related joint proxy statement/prospectus of PLATO Learning Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2003 included in Lightspan, Inc.’s Annual Report (Form 10-K) for the year ended January 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California
September 25, 2003